Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA REPORTS THIRD QUARTER 2026 RESULTS; UPDATES 2026 GUIDANCE

TUSTIN, CA, November 2, 2026 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced its results of operations for the third quarter of 2026.

THIRD QUARTER 2026 RESULTS
•Results per diluted common share for the third quarter of 2026 were as follows:
•Net Income: $0.11
•FFO: $0.40
•Normalized FFO: $0.39
•AFFO: $0.45
•Normalized AFFO: $0.41
•EBITDARM Coverage Summary:
•Skilled Nursing/Transitional Care: 2.52x
•Senior Housing - Leased: 1.58x
•Specialty Hospitals and Other: 3.91x

•On a year-over-year basis, same property Senior Housing Operating Portfolio (“SHOP”) Cash NOI increased 14.6% for the third quarter of 2026.

INVESTMENTS AND PORTFOLIO ACTIVITY
•As previously announced, Sabra closed on the acquisition of seven SHOP communities for an aggregate price of $222.8 million in the third quarter with an estimated yield of 7.7%.

•Investments closed year to date total $747.2 million, with an estimated yield of 8.0%.

•Sabra has been awarded an additional $425 million of investments, of which about $385 million is SHOP, $25 million is skilled nursing and $15 million is preferred equity, with an estimated yield of 7.0%. These investments are currently in the Letter of Intent or later stage, and Sabra expects to fund these investments, if consummated, with available liquidity, including proceeds from outstanding forward sales agreements under its at-the-market equity offering program (“ATM program”).

•Sabra’s closed and awarded SHOP investments are expected to generate unlevered IRRs in the low-teens, providing for strong current income and the potential for outsized future earnings growth.

•On October 1, 2026, Sabra completed the previously announced transition of 26 properties formerly leased to Avamere, with 22 properties being transitioned to subsidiaries of Cascadia Healthcare and four properties being transitioned to subsidiaries of the Ensign Group. As a result of this transition, effective October 1, 2026, annualized cash rent for these properties increased to $53 million from $48 million.

OTHER RECENT EVENTS
•During the third quarter of 2026, Sabra utilized the forward feature of the ATM program to allow for the sale of up to 0.1 million shares of the Company’s common stock at an initial weighted average price of $19.94 per share. As of September 30, 2026, 15.0 million shares remained outstanding under forward sale agreements at a weighted average price of $19.53 per share, net of commissions.

•As of September 30, 2026, Net Debt to Adjusted EBITDA was 4.54x.

•On November 2, 2026, Sabra’s Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on November 30, 2026, to common stockholders of record as of the close of business on November 13, 2026.
UPDATED FULL-YEAR 2026 GUIDANCE
Sabra is updating its 2026 earnings guidance ranges as follows (attributable to Sabra Health Care REIT, Inc., per diluted common share):
•Net Income: $0.265 - $0.275
•FFO: $1.145 - $1.155
•Normalized FFO: $1.540 - $1.550
•AFFO: $1.625 - $1.635
•Normalized AFFO: $1.600 - $1.610
Earnings guidance above assumes:
•low-single-digit Cash NOI growth for the triple-net portfolio at the midpoint, ignoring the impact of acquisitions, dispositions and completed or planned tenant transitions;
•average full-year Cash NOI growth for same store SHOP in the mid-teens;
•general and administrative expenses at the midpoint of $63 million, which includes nearly $15 million of stock-based compensation expense;
•cash interest expense of $106 million at the midpoint;
•weighted average share counts of 260 million and 261 million for Normalized FFO and Normalized AFFO, respectively;
•only investments, dispositions and capital markets activity already completed as of the date of this release.
The foregoing guidance ranges reflect management’s view of current and future market conditions. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing guidance ranges as a result of new information or new or future developments.
Commenting on the third quarter’s results, Rick Matros, CEO and Chair, said, “Sabra delivered another strong quarter. Same store SHOP Cash NOI margins and REVPOR growth are among the best in the space accompanied by solid occupancy and cash NOI growth. Investment activity continues to be robust, with $425 million currently awarded and more expected to come before year end. We expect our SHOP concentration to be around 40% on a run rate basis by year end 2026 and 50% by the end of 2027. We continue to evaluate our skilled nursing portfolio for optimization opportunities along the lines of our July announcement.
Our triple-net skilled nursing and senior housing portfolios again showed increased rent coverage. Leverage ticked down, and we increased our guidance at the midpoint. We do not foresee any barriers that would slow down our current momentum and the shift in our portfolio mix to be more heavily weighted towards SHOP, which will continue to be supported by an exceptionally strong triple-net skilled nursing portfolio.”

LIQUIDITY
As of September 30, 2026, we had approximately $1.2 billion of liquidity, consisting of unrestricted cash and cash equivalents of $36.2 million, available borrowings under our revolving credit facility of $873.5 million and $292.5 million related to shares outstanding under forward sale agreements under the ATM program. As of September 30, 2026, we also had $332.7 million available under our ATM program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2026 third quarter results will be held on Tuesday, November 3, 2026, at 10:00 am Pacific Time. The webcast URL is https://events.q4inc.com/attendee/325673757. The dial-in number for U.S. participants is (833) 461-5787. For participants outside the U.S., the dial-in number is (585) 542-9983. The conference ID number is 325673757. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the third quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of September 30, 2026, Sabra’s investment portfolio included 364 real estate properties held for investment (consisting of (i) 207 skilled nursing/transitional care facilities, (ii) 32 senior housing communities (“senior housing - leased”), (iii) 24 specialty hospitals and other facilities and (iv) 101 senior housing communities operated by third-party property managers pursuant to property management agreements (“senior housing operating portfolio” or “SHOP”)), 11 investments in loans receivable (consisting of two mortgage loans and nine other loans), four preferred equity investments and two investments in unconsolidated joint ventures. As of September 30, 2026, Sabra’s real estate properties held for investment included 37,513 beds/units, spread across the United States and Canada.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our other expectations regarding our future financial position (including our earnings guidance for 2026, as well as the assumptions set forth therein); our expectations regarding our results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions; our expectations regarding our investment activity; and our plans and objectives for future operations.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ability to reach a definitive agreement for awarded investments and our ability to close such acquisitions on the expected terms or at all; increases in market interest rates and inflation; pandemics or epidemics, and the related impact on our tenants, borrowers and SHOP communities; operational risks with respect to our SHOP communities; increased labor costs and labor shortages; competitive conditions in our industry; the loss of key management personnel; uninsured or underinsured losses affecting our properties; potential impairment charges and adjustments related to the accounting of our assets; risks associated with our investment in our unconsolidated joint ventures; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs and competition for our tenants, borrowers and SHOP communities; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants, operators or borrowers declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’, borrowers’ or operators’ failure to adhere to applicable privacy and data security laws; a material breach of our or our tenants’, borrowers’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes and uncertainty in macroeconomic conditions and disruptions in the financial markets; risks associated with our ownership of property outside the U.S., including currency fluctuations; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs; the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Net Debt to Adjusted EBITDA, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share, Normalized AFFO per diluted common share, net operating income (“NOI”) and Cash NOI. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at https://ir.sabrahealth.com/investors/financials/quarterly-results.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Rental and related revenues (1)	$103,178	$85,354	$299,536	$281,214
Resident fees and services	143,164	92,017	388,651	248,449
Interest and other income	3,223	12,666	18,997	33,067
Total revenues	249,565	190,037	707,184	562,730
Expenses:
Depreciation and amortization	64,779	48,511	174,289	135,591
Interest	29,161	28,901	87,349	83,549
Triple-net portfolio operating expenses	3,658	3,708	11,087	10,885
Senior housing operating portfolio operating expenses	99,302	65,946	269,787	179,804
General and administrative	15,584	12,560	47,265	37,802
Provision for (recovery of) loan losses and other reserves	2,368	(240)	104,600	(640)
Impairment of real estate	—	2,571	440	6,674
Total expenses	214,852	161,957	694,817	453,665
Other (expense) income:
Loss on extinguishment of debt	—	(1,154)	—	(1,154)
Other (expense) income	(250)	(769)	(2,988)	13,978
Net (loss) gain on sales of real estate	(8,065)	(4,430)	29,652	5,544
Total other (expense) income	(8,315)	(6,353)	26,664	18,368
Income before income from unconsolidated joint ventures and income tax expense	26,398	21,727	39,031	127,433
Income from unconsolidated joint ventures	2,230	1,226	6,366	2,276
Income tax expense	(71)	(436)	(1,275)	(1,346)
Net income	28,557	22,517	44,122	128,363
Net loss attributable to noncontrolling interests	50	21	163	21
Net income attributable to Sabra Health Care REIT, Inc.	$28,607	$22,538	$44,285	$128,384

Net income attributable to Sabra Health Care REIT, Inc., per:
Basic common share	$0.11	$0.09	$0.17	$0.54
Diluted common share	$0.11	$0.09	$0.17	$0.53

Weighted average number of common shares outstanding, basic	255,604,032	239,896,059	253,348,731	238,595,147
Weighted average number of common shares outstanding, diluted	259,823,331	243,558,449	257,186,896	241,593,992

(1) See the following page for additional details regarding rental and related revenues.

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME - SUPPLEMENTAL INFORMATION
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash rental income	$93,540	$88,946	$277,383	$271,414
Deferred cash rent payment	10,166	—	10,166	—
Straight-line rental income	894	1,027	2,609	3,683
Write-offs of straight-line rental income receivable and lease intangibles	(6,200)	(9,237)	(4,796)	(7,759)
Above/below market lease amortization	1,058	1,058	3,192	3,256
Operating expense recoveries	3,720	3,560	10,982	10,620
Rental and related revenues	$103,178	$85,354	$299,536	$281,214

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2026	December 31, 2025
Assets
Real estate investments, net of accumulated depreciation of $1,322,145 and $1,224,663 as of September 30, 2026 and December 31, 2025, respectively	$4,925,213	$4,686,377
Loans receivable and other investments, net	120,295	434,100
Investment in unconsolidated joint ventures	114,631	118,166
Cash and cash equivalents	36,240	71,537
Restricted cash	6,842	6,603
Lease intangible assets, net	87,180	65,321
Accounts receivable, prepaid expenses and other assets, net	139,551	111,292
Total assets	$5,429,952	$5,493,396
Liabilities
Secured debt, net	$41,706	$43,275
Revolving credit facility	126,503	217,584
Term loans, net	1,030,224	1,032,311
Senior unsecured notes, net	1,237,543	1,235,726
Accounts payable and accrued liabilities	135,005	119,329
Lease intangible liabilities, net	17,696	21,383
Total liabilities	2,588,677	2,669,608
Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 261,961,461 and 251,697,456 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	2,620	2,517
Additional paid-in capital	5,014,619	4,836,270
Cumulative distributions in excess of net income	(2,200,671)	(2,013,375)
Accumulated other comprehensive income (loss)	23,083	(3,571)
Total Sabra Health Care REIT, Inc. stockholders’ equity	2,839,651	2,821,841
Noncontrolling interests	1,624	1,947
Total equity	2,841,275	2,823,788
Total liabilities and equity	$5,429,952	$5,493,396

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$44,122	$128,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174,289	135,591
Non-cash rental and related revenues	(1,005)	820
Non-cash interest expense	7,110	5,608
Stock-based compensation expense	11,109	8,290
Loss on extinguishment of debt	—	1,154
Provision for (recovery of) loan losses and other reserves	104,600	(640)
Net gain on sales of real estate	(29,652)	(5,544)
Impairment of real estate	440	6,674
Income from unconsolidated joint ventures	(6,366)	(2,276)
Distributions of earnings from unconsolidated joint ventures	5,814	5,917
Other non-cash items	—	(17,183)
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(16,449)	(9,129)
Accounts payable and accrued liabilities	19,140	3,541
Net cash provided by operating activities	313,152	261,186
Cash flows from investing activities:
Acquisition of real estate and lease intangibles	(516,346)	(301,563)
Origination and fundings of loans receivable	(994)	(5,710)
Origination and fundings of preferred equity investments	(2,612)	(9)
Additions to real estate	(41,058)	(24,183)
Escrow deposits for potential investments	(60)	(500)
Repayments of loans receivable	210,743	15,442
Repayments of preferred equity investments	2,897	1,977
Investment in unconsolidated joint ventures	—	(1,241)
Net proceeds from the sales of real estate	156,860	43,087
Proceeds from net investment hedges	—	4,462
Insurance proceeds	136	1,267
Distributions in excess of earnings from unconsolidated joint ventures	—	5,557
Net cash used in investing activities	(190,434)	(261,414)
Cash flows from financing activities:
Net (repayments of) borrowings from revolving credit facility	(90,200)	174,805
Principal payments on senior unsecured notes	—	(500,000)
Proceeds from term loans	—	500,000
Principal payments on secured debt	(1,604)	(1,562)
Payments of deferred financing costs	(111)	(4,405)
Payments related to extinguishment of debt	—	(2,884)
Contributions from noncontrolling interests	2	2,040
Distributions to noncontrolling interests	(162)	—
Payment of contingent consideration	(1,178)	—
Issuance of common stock, net	163,691	188,350
Dividends paid on common stock	(227,953)	(214,692)
Net cash (used in) provided by financing activities	(157,515)	141,652
Net (decrease) increase in cash, cash equivalents and restricted cash	(34,797)	141,424
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(261)	(245)
Cash, cash equivalents and restricted cash, beginning of period	78,140	66,339
Cash, cash equivalents and restricted cash, end of period	$43,082	$207,518
Supplemental disclosure of cash flow information:
Interest paid	$69,552	$72,820
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$16,600	$—

SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to Sabra Health Care REIT, Inc.	$28,607	$22,538	$44,285	$128,384
Add:
Depreciation and amortization of real estate assets	64,779	48,511	174,289	135,591
Depreciation and amortization of real estate assets related to noncontrolling interests	(124)	(40)	(368)	(40)
Depreciation and amortization of real estate assets related to unconsolidated joint ventures	1,474	1,722	4,478	5,945
Net loss (gain) on sales of real estate	8,065	4,430	(29,652)	(5,544)
Impairment of real estate	—	2,571	440	6,674
FFO attributable to Sabra Health Care REIT, Inc.	$102,801	$79,732	$193,472	$271,010
Write-offs of straight-line rental income receivable and lease intangibles	6,200	9,237	4,796	7,759
Lease termination (income) expense, net	—	(1,518)	2,873	(1,518)
Loss on extinguishment of debt	—	1,154	—	1,154
Provision for (recovery of) loan losses and other reserves	2,368	(240)	103,327	(640)
Other normalizing items (1)	(9,012)	270	(8,410)	(14,166)
Normalized FFO attributable to Sabra Health Care REIT, Inc.	$102,357	$88,635	$296,058	$263,599
FFO attributable to Sabra Health Care REIT, Inc.	$102,801	$79,732	$193,472	$271,010
Stock-based compensation expense	3,922	2,875	11,109	8,290
Non-cash rental and related revenues	4,248	7,151	(1,005)	820
Non-cash interest expense	2,372	2,153	7,110	5,608
Non-cash portion of loss on extinguishment of debt	—	(1,730)	—	(1,730)
Provision for (recovery of) loan losses and other reserves	2,368	(240)	103,327	(640)
Other adjustments related to unconsolidated joint ventures	76	218	229	237
Other adjustments (2)	821	547	1,966	(15,535)
AFFO attributable to Sabra Health Care REIT, Inc.	$116,608	$90,706	$316,208	$268,060
Lease termination (income) expense, net	—	(1,518)	2,873	(1,518)
Cash portion of loss on extinguishment of debt	—	2,884	—	2,884
Other normalizing items (1)	(9,359)	81	(8,430)	2,619
Normalized AFFO attributable to Sabra Health Care REIT, Inc.	$107,249	$92,153	$310,651	$272,045
Amounts per diluted common share attributable to Sabra Health Care REIT, Inc.:
Net income	$0.11	$0.09	$0.17	$0.53
FFO	$0.40	$0.33	$0.75	$1.12
Normalized FFO	$0.39	$0.36	$1.15	$1.09
AFFO	$0.45	$0.37	$1.22	$1.10
Normalized AFFO	$0.41	$0.38	$1.20	$1.12
Weighted average number of common shares outstanding, diluted:
Net income, FFO and Normalized FFO	259,823,331	243,558,449	257,186,896	241,593,992
AFFO and Normalized AFFO	260,791,823	244,468,871	258,314,175	242,666,745

(1)    Other normalizing items for FFO and AFFO for the three and nine months ended September 30, 2026 include a $10.2 million deferred rent payment related to a triple-net lease. Other normalizing items for FFO for the nine months ended September 30, 2025 include a $17.2 million gain reclassified from other comprehensive loss related to six previously terminated interest rate swaps as the related forecasted transactions were determined to be probable not to occur and $3.4 million of transition expenses related to the transition of SHOP communities to new operators. Other normalizing items for AFFO for the nine months ended September 30, 2025 include $3.4 million of transition expenses related to the transition of SHOP communities to new operators. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.
(2)    Other adjustments for the nine months ended September 30, 2025 include a $17.2 million gain reclassified from other comprehensive loss related to six previously terminated interest rate swaps as the related forecasted transactions were determined to be probable not to occur.

REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income and is presented at Sabra’s pro rata share.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding SHOP communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint ventures, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint ventures, and real estate impairment charges of both consolidated and unconsolidated entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. AFFO is defined as FFO excluding stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for (recovery of) loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including noncapitalizable acquisition costs, transaction costs related to operator transitions and organizational or other restructuring activities, gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint ventures. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s

REPORTING DEFINITIONS
operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Investment
Represents the carrying amount of real estate assets after adding back accumulated depreciation and amortization and excludes net intangible assets and liabilities.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Net Debt to Adjusted EBITDA an important supplemental measure because it provides investors, analysts and its management with a meaningful indicator of the Company’s financial leverage and its capacity to service and repay debt from operating cash flows. Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Net Operating Income (“NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines NOI as total revenues less operating expenses. NOI excludes all other financial statement amounts included in net income.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

REPORTING DEFINITIONS

Senior Housing Operating Portfolio (“SHOP”)
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care and multi-license designation facilities.

Specialty Hospitals and Other
Includes psychiatric, acute care, long-term acute care and rehabilitation hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care or Senior Housing.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent performance or 24 months after the date of classification as non-stabilized. Stabilized Facilities generally exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) leased facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this supplement can be found at https://ir.sabrahealth.com/investors/financials/quarterly-results.